EXHIBIT 5.5

CONSENT OF TREVOR RABB, P.GEO.

The undersigned hereby consents to the use of their reports entitled “Technical Report on the Castle Mountain Project Feasibility Study San Bernardino County, California, USA” with an effective date of February 26, 2021 and a report date of March 17, 2021 and “Technical Report on Aurizona Gold Mine Expansion Pre-Feasibility Study” with an effective date of September 20, 2021 and a report date of November 4, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Trevor Rabb
By: Trevor Rabb, P.Geo.

Dated: October 1, 2024